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                                                                   Exhibit 23(b)



                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULE


To the Board of Directors of
CITATION Computer Systems, Inc.



Our audits of the consolidated financial statements referred to in our report dated May 6, 1999, appearing on page 26 of the Financial Information for the year ended March 31, 1999 insert to the 1999 Annual Report to Shareholders of CITATION Computer Systems, Inc. (which report and consolidated financial statements are incorporated by reference in this Annual Report on Form 10-KSB) also included an audit of the Financial Statement Schedule included in this Form 10-KSB. In our opinion, this Financial Statement Schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.





PricewaterhouseCoopers LLP

St. Louis, Missouri
May 6, 1999